Exhibit 10.1

SECOND AMENDMENT TO

DEFERRED COMPENSATION AGREEMENT

THIS SECOND AMENDMENT to the Deferred Compensation Agreement (the “Agreement”) by and between Simmons First National Corporation (“Employer”) and George A. Makris, Jr. (“Employee”), provides as follows, WITNESSETH:

WHEREAS, Employer and Employee entered into the Agreement effective January 2, 2013 and as amended January 25, 2018; and

WHEREAS, Employer and Employee wish to amend the Agreement to revise the definition of “Final Average Compensation.”

NOW, THEREFORE, for and in consideration of the premises and Employee’s continued employment, effective as of January 3, 2023, the Agreement is amended as follows:

1.	The definition of Final Average Compensation in Section 1 shall be deleted in its entirety and the following is substituted in lieu thereof:

Final Average Compensation – The average of the sum of the salary and cash bonuses (inclusive of all discretionary bonuses and cash incentive programs in which Employee participated) for the last five (5) consecutive, completed calendar years of service ending on December 31, 2022 (the “Determination Date”); provided, however, that all sums earned, if any, pursuant to any cash incentive programs in which Employee participated on or prior to the Determination Date and for which the performance period ends on or prior to the Determination Date shall be included in the computation of Final Average Compensation regardless of whether such amounts are paid in stock rather than cash or are paid after the Determination Date; and provided further that Final Average Compensation shall be subject to a cost of living adjustment as described below. Notwithstanding the foregoing, stock options, restricted stock or other equity compensation grants, programs or plans shall not be included in the computation of Final Average Compensation. Final Average Compensation shall be adjusted beginning with calendar year 2023 and each calendar year thereafter until the calendar year during which payments under this Agreement begin (with no adjustments applicable for the calendar year during which payments begin or thereafter) by any cost-of-living adjustment percentage applicable to social security benefits for the immediately succeeding calendar year as determined by the Social Security Administration in accordance with the Social Security Act (“COLA Adjustment”). For each calendar year in which a COLA Adjustment is applied, such COLA Adjustment shall be effective as of December 1 of such calendar year (for example, assuming payments under this Agreement do not begin in 2023, the COLA Adjustment for 2023 will be effective as of December 1, 2023, and will be based on the cost-of-living adjustment percentage applicable to social security benefits for 2024 as determined by the Social Security Administration in accordance with the Social Security Act).

2.	All other provisions of the Agreement shall remain in effect.

IN WITNESS WHEREOF, the parties have executed this instrument this 25th of January, 2023 to be effective as provided above.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ Jena Compton
Name:	Jena Compton
Title:	EVP, Chief People Officer

By:	/s/ George A. Makris, Jr.
Name:	George A. Makris, Jr.